UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant  ☒

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☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

DENNY’S CORPORATION
(Name of Registrant as Specified in Its Charter)

OAK STREET CAPITAL MASTER FUND, LTD.
OAK STREET CAPITAL MANAGEMENT, LLC
DAVID MAKULA
PATRICK WALSH
DASH ACQUISITIONS LLC
JONATHAN DASH
SOUNDPOST CAPITAL, LP
SOUNDPOST CAPITAL OFFSHORE, LTD.
SOUNDPOST ADVISORS, LLC
SOUNDPOST PARTNERS, LP
SOUNDPOST INVESTMENTS, LLC
JAIME LESTER
LYRICAL OPPORTUNITY PARTNERS II, L.P.
LYRICAL OPPORTUNITY PARTNERS II, LTD.
LYRICAL OPPORTUNITY PARTNERS II GP, L.P.
LYRICAL CORP III, LLC
LYRICAL PARTNERS, L.P.
LYRICAL CORP I, LLC
JEFFREY KESWIN
MURANO PARTNERS LP
MURANO CAPITAL LLC
MURANO HOLDINGS, LLC
MURANO GROUP LLC
JAY THOMSON
TONY C. LAI
PATRICK H. ARBOR

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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The Committee to Enhance Denny’s (the “Committee”), together with the other Participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2010 annual meeting of stockholders (the “Annual Meeting”) of Denny’s Corporation.  The Committee has made a definitive filing with the SEC of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of director nominees at the Annual Meeting.

Item 1:  On May 14, 2010, the Committee issued the following press release.  The press release has also been posted to www.enhancedennys.com:

The Committee to Enhance Denny’s Responds to False
and Misleading Allegations by Chairman of Denny’s Franchisee Association

Urges Shareholders to Ignore Latest Scare Tactic and Misdirection Being Used by Denny’s to Entrench Board

Companies:  Denny's Corp.

Press Release Source:  The Committee to Enhance Denny’s On Friday May 14, 2010, 2:00 pm EDT

CHICAGO, May 14 /PRNewswire/ -- The Committee to Enhance Denny’s issued a statement responding to allegations made in a press release issued earlier today by Craig Barber, Chairman of the Franchisee Association (“DFA”) of Denny’s Corporation (Nasdaq:DENN - News) regarding DFA documents that have come into the Committee’s possession.  These documents were lawfully obtained by the Committee and all allegations made by Mr. Barber in the press release regarding the Committee’s use of the documents are without foundation.

David Makula, Co-Chairman of the Committee, stated, “The timing of Mr. Barber’s press release only days before the annual meeting and the meritless allegations made by Mr. Barber is yet another attempt by Denny’s to cloud the real issues in this election contest.  It should now be clear to shareholders that Denny’s is using the DFA to spread its false hyperbole and personal attacks against the Committee in order to take the focus off the board’s poor operating results, failed growth strategy and lack of accountability.  We urge shareholders to ignore this last minute scare tactic and misdirection being used by the Denny’s board in its desperate attempt to entrench itself in the face of this election contest.”

Jonathan Dash, Co-Chairman of the Committee, also stated, “We believe it was irresponsible for Mr. Barber to make these outrageous claims and personal attacks against the Committee in the name of the DFA and its members.  We seriously call into question how the DFA can continue to claim to be “neutral” relative to the election contest after issuing the press release and whether Mr. Barber is representing the best interests of the franchisees.”

VOTE THE GOLD PROXY CARD TODAY

The Committee urges shareholders to vote the GOLD proxy card and NOT to sign any white proxy card sent to you by Denny’s.  Even if you have previously sent a white proxy card to Denny’s, you have every right to change your vote.  You may revoke that proxy and vote FOR the Committee’s nominees - Patrick H. Arbor, Jonathan Dash and David Makula - by signing, dating and mailing a later dated GOLD proxy card.

Your vote is important, no matter how many or how few shares you own.  If you have any questions or need any assistance voting your shares, please do not hesitate to contact the Committee’s proxy solicitor, MacKenzie Partners, Inc., by toll-free telephone at 800-322-2885, collect at 212-929-5500 or by e-mail at enhancedennys@mackenziepartners.com.

Item 2: Changes were made to the following web page of www.enhancedennys.com:

Press Releases

o  Record Date Press Release Dated March 9, 2010 [PDF]

o  Preliminary Proxy Press Release Dated March 16, 2010 [PDF]

o  Shareholder Letter Press Release Dated April 13, 2010 [PDF]

o  Press Release Dated April 14, 2010 [PDF]

o  Press Release Dated April 20, 2010 [PDF]

o  Press Release Dated April 30, 2010 [PDF]

o  Press Release Dated May 4, 2010 [PDF]

o  Press Release Dated May 7, 2010 [PDF]

o  Press Release Dated May 10, 2010 [PDF]

o  Press Release Dated May 11, 2010 [PDF]

o  Press Release Dated May 12, 2010 [PDF]

o  Press Release Dated May 14, 2010 [PDF]